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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

XL Capital Ltd (f/k/a EXEL Limited)
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   (Last)                           (First)             (Middle)

Cumberland House, 1  Victoria Street
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                                    (Street)

Hamilton                            HM11                    Bermuda
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   (City)                           (State)              (Zip)

      Annuity & Life Re (Holdings), Inc.  (ALRE)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     March, 2000
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4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                             4.                                 5.             Owner-
                                                             Securities Acquired (A) or         Amount of      ship
                                                3.           Disposed of (D)                    Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct    Nature of
                                  2.            Code         -------------------------------    Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)                of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or   Price         (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)                    and 4)     (Instr.4) (Instr. 4)
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

Common Shares                     03/02/00        P           1,418,440    (A)  $25.38 per share (1) 2,836,880    D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                                                        9.         Owner-
                                                                                                        Number     ship
                                                                                                        of         Form
               2.                                                                                       Deriv-     of
               Conver-                    5.Number of                     7.Title and Amount            ative      Deriv-    11.Nat-
               or                         Derivative     6.                of Underlying      8.        Secur-     ative      ure of
               Exer-             4.       Securities     Date              Securities         Price     ities      Security:  In-
               cise     3.       Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)   of        Bene-      Direct     direct
               Price    Trans-   action   or Disposed    Expiration Date   ----------------   Deriv-    ficially   (D) or     Bene-
1.             of       action   Code     of(D)          (Month/Day/Year)            Amount   ative     Owned      In-        ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,     ----------------            or       Secur-    at End     direct     Owner-
Derivative     ative    (Month/  8)       4 and 5)       Date     Expira-            Number   ity       of Month   (I)        ship
Security       Secur-   Day/     ------   ------------   Exer-    tion               of       (Instr.   (Instr.    (Instr.   (Instr.
(Instr. 3)     ity      Year)    Code V    (A)    (D)    cisable  Date     Title     Shares   5)           4)        4)          4)
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

Class B     $15/share  03/02/00   P       100,000        (2)    04/18/08  Common    100,000  $18.50 per    200,000     D
Warrants                                                                  Shares             warrant(3)
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
Explanation of Responses:
(1) The consideration paid in the acquisition of the common shares reported herein was in the form of common shares of Risk Capital Holdings, Inc. and cash valued in the aggregate at $36,000,000.

(2) One-third of the warrants are exercisable as of April 18, 1999, one-third as of April 18, 2000 and one-third as of April 18, 2001.

(3) The consideration paid in the acquisition of the warrants reported herein was in the form of common shares of Risk Capital Holdings, Inc. and cash valued in the aggregate at $1,850,000.

  /s/ Paul Giordano                                             04/07/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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